Exhibit (a)(1)(D)
MKS INSTRUMENTS, INC.
FORM OF WITHDRAWAL FORM
INSTRUCTIONS TO WITHDRAWAL FORM
Concepts and terms used herein are further described and defined in the Offer to Exchange Certain Stock Options for Restricted Stock Units dated August 3, 2009, referred to herein as the exchange offer. Please read the exchange offer in its entirety.
     If you previously elected to accept the exchange offer by MKS Instruments, Inc., which we refer to as MKS, we or us, to exchange all of your outstanding eligible options for RSUs, subject to the terms and conditions set forth in the exchange offer, and you would like to change your election and withdraw the tender of your eligible options, you must (i) withdraw through the exchange offer website by completing a new election or (ii) complete and sign a paper Withdrawal Form and return it to MKS so that we receive it before the expiration time, which is 11:59 p.m., Eastern Time, on August 28, 2009 (or such later expiration time as may apply if the exchange offer is extended).
     Once the Withdrawal Form is signed and complete, please return it to MKS by one of the following means:

By Fax:	MKS Instruments, Inc.
Attention: Marlene Maffe
Fax: (978) 557-5124

By E-Mail (By PDF or similar imaged document file): marlene_maffe@mksinst.com
     The method of delivery is at your own election and risk. You are responsible for making sure that the Withdrawal Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Withdrawal Form on time. Your tendered eligible options will not be considered withdrawn until we receive your properly completed and signed Withdrawal Form. If you miss the deadline to submit the Withdrawal Form but remain an eligible employee, any previously tendered eligible options will be cancelled and exchanged pursuant to the exchange offer.
     You must sign the Withdrawal Form exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be provided on the Withdrawal Form.
     If you do not receive a confirmation of receipt of your Withdrawal Form from us within two business days after the date your Withdrawal Form should have been received by us, or if you submit your Withdrawal Form less than two business days before 11:59 p.m., Eastern Time, on August 28, 2009 (or such later expiration time as may apply if the exchange offer is extended), please contact Marlene Maffe, the MKS stock plan administrator, by phone at (978) 645-5654 or by e-mail at marlene_maffe@mksinst.com to confirm that we have received your Withdrawal Form.
     YOU DO NOT NEED TO COMPLETE AND RETURN THE WITHDRAWAL FORM UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

WITHDRAWAL FORM

To:	MKS Instruments, Inc.
2 Tech Drive, Suite 201
Andover, MA 01810
Attention: Marlene Maffe
Fax: (978) 557-5124
E-mail: marlene_maffe@mksinst.com
     I previously received a copy of the exchange offer, dated August 3, 2009, and the Election Form. I signed and returned the Election Form or completed an election form via the exchange offer website, in which I elected to tender eligible options.
     I understand that, by signing this Withdrawal Form and delivering it to MKS, I withdraw my acceptance of the exchange offer with respect to all or some of my eligible options and reject the exchange offer as to those eligible options. By rejecting the exchange offer with respect to all or some of my eligible options, I understand that I will not receive RSUs in exchange for those eligible options and I will retain those eligible options with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that MKS has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of the eligible options is at my own discretion. I agree that MKS will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the eligible options listed above.
     Please check the appropriate box:
☐ I wish to withdraw my election to exchange and instead REJECT the exchange offer. I do not wish to exchange any options.
OR
☐ I wish to withdraw my election to exchange options as to my eligible options listed below (please list). Any eligible options I previously elected to exchange, and have not validly withdrawn, will remain elected for exchange in the exchange offer except for the following eligible options that I do not wish to exchange:

Option Grant Number	Grant Date

     I UNDERSTAND THAT THIS WITHDRAWAL FORM WILL REPLACE ANY WITHDRAWAL I PREVIOUSLY SUBMITTED.

Signature of Eligible Employee	Date

Name of Eligible Employee (please print or type)	Social Security Number (or Employee I.D. for non-U.S. employees) of Eligible Employee

NOTE TO ELIGIBLE EMPLOYEES IN COMMUNITY PROPERTY STATES
     If you are married and reside in a state the laws of which provide that a spouse or registered domestic partner has a community property interest in the eligible options, in order to elect to withdraw those eligible options, your spouse or registered domestic partner must consent, agree to be bound and agree that any such community property interest shall similarly be bound, by this Withdrawal Form. States with community property laws are Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.
     Your signature constitutes your representation and warranty to MKS that either you are not married and do not have a registered domestic partner, your spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or RSUs or your spouse or registered domestic partner has consented to and agreed to be bound by this Withdrawal Form. You should consult your personal outside advisors if you have questions about the spousal consent.